Exhibit 99.1

NEWS RELEASE

For additional information:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Ryerson Shareholders Approve Merger Agreement with Affiliates of Platinum Equity, LLC

Chicago, IL, October 17, 2007 – Ryerson Inc. (NYSE: RYI) today announced that, at a special meeting of stockholders held today, Ryerson stockholders voted to approve the merger agreement providing for the acquisition of Ryerson by affiliates of Platinum Equity, LLC.

Ryerson also announced that the Canadian Competition Bureau has provided clearance of the proposed acquisition. The Canadian Competition Bureau’s clearance was received on October 15, 2007.

Subject to the satisfaction or waiver of the remaining closing conditions, Ryerson expects the transaction to close on or about October 19, 2007. Upon the closing of the transaction, Ryerson will become a wholly-owned subsidiary of Rhombus Holding Corporation, and the Company’s common stock will no longer be listed on the New York Stock Exchange. Rhombus Holding Corporation is owned by a private investment fund or funds affiliated with Platinum Equity, LLC. In connection with the closing, Ryerson expects that its shares of common stock will cease trading on the New York Stock Exchange effective as of the close of market on October 18, 2007.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Forward-Looking Statements

Statements about Ryerson’s future prospects, including, but not limited to, the expected timing of the completion of the merger, are forward-looking and, therefore, involve certain risks and uncertainties, including, but not limited to: the satisfaction of conditions to closing, risks and uncertainties related to the proposed transaction with Platinum Equity, LLC, and other factors discussed in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.